SUNRUN INC.

RESTATED CERTIFICATE OF INCORPORATION
Sunrun Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
A.The Corporation was originally incorporated under the name of SunRun Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 20, 2008.
B.This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation as theretofore amended or supplemented and there is no discrepancy between the provisions of the Certificate of Incorporation as theretofore amended and supplemented and the provisions of this Restated Certificate of Incorporation. This Restated Certificate of Incorporation was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware (the “DGCL”).
C.The Certificate of Incorporation of the Corporation is hereby integrated and restated in its entirety to read as follows:
ARTICLE I
The name of the Corporation is Sunrun Inc.
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
A.Class of Stock. The total number of shares of stock that the Corporation shall have authority to issue is 2,200,000,000, consisting of 2,000,000,000 shares of Common Stock, par value $0.0001 per share, and 200,000,000 shares of Preferred Stock, par value $0.0001 per share.
B.Increase or Decrease in Authorized Capital Stock. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Amended and Restated Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
C.Rights of Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series and to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

D.Rights of Common Stock. Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote of holders of Common Stock at a meeting of stockholders.
ARTICLE V
A.General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
B.Number of Directors; Election. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors that constitutes the entire Board of Directors shall be fixed solely by resolution of the Board of Directors. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director of the Corporation shall hold office until the expiration of the term for which he or she is elected and until his or her successor has been duly elected and qualified or until his or her earlier resignation, death or removal.
C.Election of Directors. Until the election of directors at the annual meeting of stockholders (each annual meeting of stockholders, an “Annual Meeting”) to be held in 2026, the directors, other than any who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three (3) classes as nearly equal in size as practicable, designated Class I, Class II and Class III. Each director elected at or prior to the 2023 Annual Meeting shall serve for a term expiring on the date of the third Annual Meeting following the Annual Meeting at which director was elected. Each director elected at the 2024 Annual Meeting shall be elected for a term expiring at the 2026 Annual Meeting. Each director elected at the 2025 Annual Meeting shall be elected for a term expiring at the 2026 Annual Meeting. Commencing at the 2026 Annual Meeting and at each Annual Meeting thereafter, subject to the special rights of any series of Preferred Stock to elect additional directors under specified circumstances, the Board of Directors shall no longer be classified and all directors of the Corporation shall be elected annually and shall hold office until the next Annual Meeting and until his or her successor shall have been duly elected and qualified, or until such director’s prior death, resignation or removal.
D.Removal; Vacancies. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, until the 2026 Annual Meeting, any director may be removed from office by the stockholders of the Corporation only for cause. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. Until the 2026 Annual Meeting, a person elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified. From and after the 2026 Annual Meeting, any director may be removed from office by the stockholders of the Corporation with or without cause. From and after the 2026 Annual Meeting, a person elected to fill a vacancy or newly created directorship shall hold office until the next Annual Meeting and until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
ARTICLE VI
A.Written Ballot. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
B.Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.
C.Special Meetings. Special meetings of the stockholders may be called only by (i) the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors; (ii) the chairman of the Board of Directors; (iii) the chief executive officer of the Corporation; or (iv) the president of the Corporation (in the absence of a chief executive officer).
D.No Stockholder Action by Written Consent. Except as otherwise expressly provided by the terms of any series of Preferred Stock or other class of stock permitting the holders of such series to act by written consent, no action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent.
E.No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.
ARTICLE VII
To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE VIII
Subject to any provisions in the Bylaws of the Corporation related to indemnification of directors or officers of the Corporation, the Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.
The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.
A right to indemnification or to advancement of expenses arising under a provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation shall not be eliminated or impaired by an amendment to this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.
ARTICLE IX
If any provision of this Amended and Restated Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Amended and Restated Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Amended and Restated Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Amended and Restated Certificate of Incorporation shall be enforceable in accordance with its terms.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
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IN WITNESS WHEREOF, Sunrun Inc. has caused this Restated Certificate of Incorporation to be signed by the Chief Executive Officer of the Corporation on this 2nd day of June, 2023.

SUNRUN INC.

By:	/s/ Mary Powell
Mary Powell Chief Executive Officer